Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Surgery Partners, Inc. 2015 Omnibus Incentive Plan of our report dated March 16, 2018 (except for the last paragraph of Note 1, as to which the date is March 15, 2019), with respect to the consolidated financial statements of Surgery Partners, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Nashville, Tennessee
August 12, 2019